Vanguard European Stock Index Fund
Vanguard Pacific Stock Index Fund

Supplement to the Prospectus and Summary Prospectus Dated
February 26, 2015

New Target Indexes

Effective immediately, Vanguard European Stock Index Fund and Vanguard Pacific Stock Index Fund have begun tracking their new target indexes, as previously approved by the Funds' board of trustees. The board believes that the new indexes, listed below, will result in more comprehensive representation of each Fund's market segment due to the addition of small-capitalization equity securities to their portfolios.

Vanguard Fund       Current Target Index     New Target Index

European Stock      FTSE Developed Europe    FTSE Developed
Index Fund          Index                    Europe All Cap Index

Pacific Stock       FTSE Developed Asia      FTSE Developed Asia
Index Fund          Pacific Index            All Cap Index


Prospectus and Summary Prospectus Text Changes for Vanguard
European Stock Index Fund

The paragraph under "Principal Investment Strategies" is replaced with the following:

The Fund employs an indexing investment approach by investing all, or substantially all, of its assets in the common stocks included in the FTSE Developed Europe All Cap Index. The FTSE Developed
Europe All Cap Index is a market-capitalization-weighted index that is made up of approximately 1,250 common stocks of large-, mid-, and small-cap companies located in 16 European countries?mostly companies in the United Kingdom, Germany, France, and Switzerland. Other countries represented in Vanguard Fund Previous Target Index New Target Index European Stock Index Fund FTSE Developed Europe Index the Index include Austria, Belgium, Denmark, Finland, Greece, Ireland, Italy, the Netherlands, Norway, Portugal, Spain, and Sweden.

Prospectus and Summary Prospectus Text Changes for Vanguard
Pacific Stock Index Fund

The paragraph under "Principal Investment Strategies" is replaced with the following:

The Fund employs an indexing investment approach by investing all, or substantially all, of its assets in the common stocks included in the FTSE Developed Asia Pacific All Cap Index. The FTSE Developed Asia Pacific All Cap Index is a market-capitalization-weighted index that is made up of approximately 2,150 common stocks of large-, mid-, and small-cap companies located in Japan, Australia, South Korea, Hong Kong, Singapore, and New Zealand.

Prospectus Text Changes

In the More on the Funds section under the heading "Market Exposure," the following is added as the second paragraph after the "Foreign
Stock Market Returns" table:

Keep in mind that the MSCI EAFE Index tracks mainly large- and mid-cap stocks. Historically, small-cap stocks (such as those held by the European and Pacific Stock Index Funds) have been more volatile than-and at times have performed quite differently from-the large- and mid-cap stocks of the MSCI EAFE Index.

In addition, the following replaces similar text under the same heading:

Also note that the MSCI EAFE Index does not take into account returns for emerging markets, which can be substantially more volatile and substantially less liquid than the more developed markets included in the Index. In addition, because the MSCI EAFE Index tracks the European and Pacific developed markets collectively, the returns in the preceding table do not reflect the variability of returns for these markets individually. To illustrate this variability, the following table shows returns for different foreign markets-as well as for the U.S. market for comparison-from 2005 through 2014, as measured by their respective indexes.

Also in the More on the Funds section under the heading "Market Exposure," the following is added as the second paragraph after the "Returns for Various Stock Markets" table:

Stocks of publicly traded companies and funds that invest in stocks are often classified according to market value, or market capitalization. These classifications typically include small-cap, mid-cap, and large-cap. It is important to understand that, for both companies and stock funds, market-capitalization ranges change over time. Also, interpretations of size vary, and there are no "official" definitions of small-, mid-, and large-cap, even among Vanguard fund advisors.

Within the same section under the heading "Security Selection," the following replaces similar text:

European Stock Index Fund. The Fund invests in the common stocks included in the FTSE Developed Europe All Cap Index, which is made up of approximately 1,250 common stocks of large-, mid-, and small-cap companies located in 16 European countries. Four countries-the United Kingdom, Germany, France, and Switzerland-represent a large percentage of the Index. The other countries represented in the Index are much less significant to the Index and, consequently, to the Fund. The Fund's heavy exposure to four countries subjects the Fund to a higher degree of country risk than that of more geographically diversified international funds.

Pacific Stock Index Fund. The Fund invests in the common stocks included in the FTSE Developed Asia Pacific All Cap Index, which is made up of approximately 2,150 common stocks of large-, mid-, and small-cap Pacific Basin companies. The Japanese and Australian stock markets represent a large portion of the Index. The four other markets represented in the Index are South Korea, Hong Kong, Singapore, and New Zealand. The Fund?s large investment in the Japanese and Australian stock markets subjects the Fund to a higher degree of country risk than that of more geographically diversified international funds.

London Stock Exchange Group companies includes FTSE International Limited ("FTSE"), Frank Russell Company ("Russell"), MTS Next Limited ("MTS"), and FTSE TMX Global Debt Capital Markets Inc ("FTSE TMX"). All rights reserved. "FTSE(R)", "Russell(R)", "MTS(R)", "FTSE TMX(R)" and "FTSE Russell" and other service marks and trademarks related to the FTSE or Russell indexes are trademarks of the London Stock Exchange Group companies and are used by FTSE, MTS, FTSE TMX and Russell under licence.

All information is provided for information purposes only. Every effort is made to ensure that all information given in this publication is accurate, but no responsibility or liability can be accepted by the London Stock Exchange Group companies nor its licensors for any errors or for any loss from use of this publication. Neither the London Stock Exchange Group companies nor any of their licensors make any claim, prediction, warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE Developed Europe Index, FTSE Developed Asia Pacific Index, and FTSE Emerging Index (upon which the Funds are based) and the FTSE Developed Europe All Cap Index, FTSE Developed Asia Pacific All Cap Index, and FTSE Emerging Markets All Cap
China A Inclusion Index (upon which the Funds will be based) or the fitness or suitability of the Indexes for any particular purpose to which they might be put. The London Stock Exchange Group companies do not provide investment advice and nothing in this document should be taken as constituting financial or investment advice. The London Stock Exchange Group companies make no representation regarding the advisability of investing in any asset. A decision to invest in any such asset should not be made in reliance on any information herein. Indexes cannot be invested in directly. Inclusion of an asset in an index is not a recommendation to buy, sell or hold that asset. The general information contained in this publication should not be acted upon without obtaining specific legal, tax, and investment advice from a licensed professional. No part of this information may be reproduced, stored in a retrieval system or transmitted in any form or by any means, electronic, mechanical, photocopying, recording or otherwise, without prior written permission of the London Stock Exchange Group companies. Distribution of the London Stock Exchange Group companies? index values and the use of their indexes to create financial products require a licence with FTSE, FTSE TMX, MTS and/or Russell and/or its licensors.

(C) 2015 The Vanguard Group, Inc. All rights reserved.
Vanguard Marketing Corporation, Distributor. PS 72A 102015